EXHIBIT 99.1
                         VLSI Technology Inc.

For immediate release


For Media Inquiries:    Earle Speranza
                        Public Relations Manager
                        +1 408-922-5268
                        earle.speranza@sanjose.vlsi.com


VLSI Technology Confirms Receipt of Unsolicited Proposal

San Jose, Calif., February 26, 1999 - VLSI Technology, Inc. (NASDAQ:
VLSI) today confirmed that it has received an unsolicited proposal from Royal Philips Electronics to acquire all of VLSI's capital stock. Alfred J. Stein, chairman and CEO of VLSI, stated that the Company and the Board of Directors are in the process of evaluating the offer with their financial and legal advisors. The Company will respond when the appropriate review has been completed.

About VLSI Technology
VLSI Technology, Inc. designs and manufactures custom and semi-custom integrated circuits for leading firms in the wireless communications, networking, consumer digital entertainment and advanced computing markets. VLSI's value proposition is based on full-service customer support, deep libraries of vertical market-focused IC intellectual property, unparalleled custom circuit design expertise enabled through the VelocityT Rapid Silicon Prototyping design style, and one of the world's most flexible and efficient custom circuit manufacturing facilities in San Antonio, Texas. The Company is based in San Jose, California with 1998 revenues from continuing operations of $547.8 million, and approximately 2,200 employees worldwide. For more information, visit the VLSI homepage, www.vlsi.com.

# # #

Velocity is a trademark of VLSI Technology, Inc. All other names and marks are the property of their respective holders.